   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2001

                                                    REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                marchFIRST, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   36-3797833
   ---------------------------------             ----------------------------
    (State or other jurisdiction of              (IRS Employer Identification
     incorporation or organization)                        Number)

311 SOUTH WACKER DRIVE, SUITE 3500, CHICAGO, ILLINOIS 60606-6618, (312) 922-9200
--------------------------------------------------------------------------------
            (Address of principal executive offices including zip code)


     USWEB CORPORATION EMPLOYEE RETENTION BONUS PROVISION CONTAINED IN CERTAIN
                             ACQUISITION AGREEMENTS*

                                ROBERT F. BERNARD
                             CHIEF EXECUTIVE OFFICER
                       311 SOUTH WACKER DRIVE, SUITE 3500,
                  CHICAGO, ILLINOIS 60606-6618, (312) 922-9200
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
                               MARK D. WOOD, ESQ.
                               KATTEN MUCHIN ZAVIS
                        525 W. MONROE STREET, SUITE 1600
                                CHICAGO, IL 60661

                                   312-902-5200
                             ----------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                  Proposed maximum       Proposed maximum
 Title of securities to be     Amount to be        offering price       aggregate offering         Amount of
        registered             registered             per share               price             registration fee

Common stock, par value       9,000,000 shares         $2.859375           $25,734,375.00           $6,434.00
$.001 per share .........          (1)                    (2)
====================================================================================================================


(1) Represents shares of marchFIRST, Inc. common stock, par value $.001 per share ("marchFIRST Common Stock") that may be issuable as retention bonuses to employees and consultants related to various acquisitions consummated by USWeb Corporation prior to March 1, 2000. These obligations were assumed by the registrant in connection with the merger of a predecessor of marchFIRST, Inc. and USWeb Corporation. Includes an indeterminate number of shares of marchFIRST Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices per share of marchFIRST, Inc. common stock on January 24, 2001, as reported on the Nasdaq National Market.

================================================================================
* marchFIRST is currently obligated to issue shares of common stock as retention bonuses to employees and consultants related to certain acquisitions consummated by USWeb Corporation, under the following agreements: (1) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 101, XCom Corporation and Certain Individuals, dated as of March 16, 1997, (2) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 106, NewLink Communications Corporation and Certain Individuals, dated as of March 31, 1997, (3) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation

102, Infopreneurs Inc. and Certain Individuals, dated as of March 31, 1997,
(4) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 103, FETCH Interactive, Inc. and Certain Individuals, dated as of March 31, 1997, (5) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 104, USWeb Cosmix, Inc. and Certain Individuals, dated as of March 31, 1997,
(6) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 107, Internetoffice, LLC and Certain Individuals, dated as of April 30, 1997, (7) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 105, Networkers Corporation and Certain Individuals, dated as of June 30, 1997, (8) Agreement and Plan of Reorganization by and Among USWeb Corporation, USWeb Acquisition Corporation 110, Multimedia Marketing & Design Inc. and Certain Individuals, dated July 1, 1997, (9) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 114, Synergetix Systems Integration, Inc. and Certain Individuals, dated as of July 31, 1997, (10) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 111, KandH, Inc. and Certain Individuals, dated as of August 29, 1997, (11) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 111, DreamMedia, Inc. and Certain Individuals, dated August 29, 1997, (12) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 113 and Internet Cybernautics, Inc., dated as of August 31, 1997, (13) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 109, NETPHAZ, L.L.C. and certain individuals, dated as of September 29, 1997, (14) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 119, Online Marketing Company and Certain Individuals, dated as of September 30, 1997, (15) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 117, Zendatta, Inc. and Certain Individuals, dated as of September 30, 1997, (16) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 118, W3- design corporation and Certain Individuals, dated as of October 10, 1997, (17) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 112, Reach Networks, Inc. and Certain Individuals, dated October 24, 1997, (18) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 122, USWeb Apex, Inc. and Certain Individuals, dated as of dated as of October 29, 1997, (19) Stock Purchase Agreement for the Acquisition of Innomate Online Marketing GmbH and Innomate Online Marketing Sachsen GmbH Chemnitz by and among USWeb Corporation, Ophelia 97 Vermoegensverwaltungs GmbH, InnoMate Online Marketing GmbH, Innomate Online GmbH and Certain Individuals, dated as of February 27, 1998 (the "Innomate Agreement"), (20) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 125, Ikonic Interactive, Inc., CMG Information Services and Certain Individuals, dated as of March 24, 1998, (21) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 123, Quest Interactive Media, Inc. and Certain Individuals, dated March 24, 1998, (22) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 126, Ensemble Corporation and Certain Individuals, dated as of March 27, 1998, (23) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 127, Kallista, Inc. and Certain Individuals, dated as of April 20, 1998, (24) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 120, USWSJ, Inc. and Certain Individuals, dated as of May 12, 1998, (25) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 129, Nutley Systems, Inc. and Certain Individuals, dated as of June 30, 1998 (26) Acquisition Agreement by and among USWeb Corporation, USWeb Acquisition Corporation 124, USWeb Acquisition Corporation 124A, Tucker Network Technologies, Inc. and Certain Individuals, dated as of July 14, 1998 (27) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 130, Metrix Communications, LLC, Metrix, Inc., National Application Concepts, LLC, William King and Certain Individuals, dated as of August 19, 1998, (28) Agreement and Plan of Reorganization by and among USWeb Canada Corporation, USWeb Acquisition Corporation 133, Internetworking Systems Group, Inc. and Certain Individuals, dated as of January 8, 1999 (29) Agreement and Plan of Reorganization by and among USWeb Corporation, USWeb Acquisition Corporation 138, Modern Business Technology, Inc., Modern Business Technology, LLC and Certain Individuals, dated as of April 15, 1999.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are incorporated by reference into this Registration Statement:

         (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1999, which has heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

         (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 (and as amended on August 21, 2000), and September 30, 2000, which have heretofore been filed by the Company with the Commission pursuant to the 1934 Act.

         (3) The Company's Current Reports on Form 8-K filed on January 26, 2000 (and as amended on March 13, 2000), January 28, 2000, March 13, 2000, March 28, 2000, December 18, 2000 and December 29, 2000, which have heretofore been filed by the Company with the Commission pursuant to the 1934 Act.

         (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the 1934 Act.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Ten of the Company's Amended and Restated Certificate of Incorporation and Article Eleven of the Third Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"). In addition, Article
Eight of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

         Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

         The Company has obtained an insurance policy which will entitle the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

         Pursuant to a merger agreement by and among the Company, a wholly owned subsidiary of the Company and USWeb Corporation ("USWeb/CKS"), the Company has become obligated to indemnify present and former USWeb/CKS directors and officers to the full extent of the law; provided however that the indemnification shall not exceed the greater of the indemnification provided by USWeb/CKS's Certificate of Incorporation and by-laws as in effect on December 12, 1999 or the indemnification actually provided by USWeb/CKS on December 12, 1999. In addition, until at least March 1, 2005 the Company will maintain in effect the USWeb/CKS policies of directors' and officers' liability insurance in effect as of March 1, 2000 with respect to claims arising from facts or events that occur on or before the effective date of the merger. The Company is not, however, required to expend more than 200% of the USWeb/CKS annual premium in effect as of March 1, 2000 for such insurance.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

          4.1  Amended and Restated Certificate of Incorporation of the Company.

          4.2 Third Amended and Restated Bylaws of the Company, incorporated herein by reference to Exhibit 4.1 to the Company's Current
               Report on Form 8-K filed December 29, 2000.

          4.3 Specimen stock certificate representing common stock, incorporated by reference to Exhibit 4.1 to the Company's
               Registration Statement on Form S-1 (No. 333-36827).

          4.4  Form of USWeb Corporation Employee Retention Bonus Program.

          5.1 Opinion of Katten Muchin Zavis as to validity of the securities being registered.

         23.1  Consent of KPMG LLP.

         23.2  Consent of Katten Muchin Zavis (included in Exhibit 5.1).

         24.1  Power of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS.

         The registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 30th of January, 2001.

                                   marchFIRST, INC.

                                   By:  /s/ Robert F. Bernard
                                      ------------------------------------------
                                      Robert F. Bernard
                                      Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Robert F. Bernard and Peter Murphy and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the SEC under the Securities Act, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 30, 2001.

    /s/ Robert F. Bernard
----------------------------   CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE
      Robert F. Bernard        BOARD OF DIRECTORS (PRINCIPAL EXECUTIVE OFFICER)


     /s/ Peter Murphy
----------------------------   CHIEF FINANCIAL OFFICER AND TREASURER
        Peter Murphy           (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)


    /s/ Edward V. Szofer
----------------------------   DIRECTOR, PRESIDENT AND SECRETARY
       Edward V. Szofer


     /s/ Paul D. Carbery
----------------------------   DIRECTOR
       Paul D. Carbery


      /s/ Neil Garfinkel
----------------------------   DIRECTOR
        Neil Garfinkel


     /s/ Barbara A. Jack
----------------------------   DIRECTOR
       Barbara A. Jack


      /s/ Joseph Marengi
----------------------------   DIRECTOR
        Joseph Marengi


     /s/ W. Barry Moore
----------------------------   DIRECTOR
        W. Barry Moore


    /s/ John R. Torell III
----------------------------   DIRECTOR
       John R. Torell III


        /s/ David Stanton
----------------------------   DIRECTOR
          David Stanton


       /s/ David P. Storch
----------------------------   DIRECTOR
         David P. Storch

                                INDEX TO EXHIBITS

    Exhibit
    Numbers                       Description
    -------                       ------------
       4.1     Amended and Restated Certificate of Incorporation of the Company.

       4.4     Form of USWeb Corporation Employee Retention Bonus Program.

       5.1 Opinion of Katten Muchin Zavis as to validity of the securities being registered.

      23.1     Consent of KPMG LLP.

      23.2     Consent of Katten Muchin Zavis (included in Exhibit 5.1).

      24.1     Power of Attorney (included on signature page).